Exhibit 99.(a)(1)(v)

Company Confidential Option Exchange Program

Company Confidential Option Exchange Program Why are we doing this? 1 A key component of your compensation package is the long - term incentive program. Through this program, we’re able to reward your contribution to our long - term success through stock options. As Entasis grows in value, so does your reward. We’re committed to doing everything we can to maximize this value and make sure you’re incentivized and rewarded in a meaningful way. However, given our current stock price, some of your options may not provide the value we had hoped. Through this program, you can trade in your current options for fewer options that are closer to the current price of our stock. Doing so increases the likelihood of your stock options earning more value sooner.

Company Confidential Option Exchange Program How do Stock Options Work? 2 When it comes to stock options, your awards were granted at an “exercise price” and your options gain value as the stock price increases higher than the exercise price. When the stock price dips below the exercise price, the options have no value, which is the case for many of our current stock options. Through the Stock Option Exchange Program, you can trade these options for fewer options with an exercise price that reflects the current market price, thus increasing the probability of your stock options delivering value sooner.

Company Confidential Option Exchange Program Exchange Ratio 3 There is an exchange ratio that determines how many replacement options you’ll receive through the Stock Option Exchange Program. Depending on the exercise price of the grant, this ratio is between 1.2 and 1.8. So, if you exchange options with a 1.2 exchange ratio, you’ll receive one replacement option for every 1.2 options you exchange through the program. While you’re getting fewer options in return, the replacement options are more likely to gain value in the near term as the exercise price will be based on Entasis’ stock price on the date of the exchange.

Company Confidential Option Exchange Program Exchange Ratio 4 Exchange Price Range per Share Exchange Ratio $4.98 1.5 for 1 $5.01 - $5.34 1.2 for 1 $5.66 - $6.12 1.3 for 1 $6.40 - $6.79 1.2 for 1 $6.85 1.3 for 1 $6.90 1.2 for 1 $15.00 1.8 for 1

Company Confidential Option Exchange Program 5 For any of your current options that have a remaining vesting period of 12 months or less, the replacement options have a waiting period, meaning you must wait 12 months until you can exercise them. If you’re currently fully vested in some or all your stock options , you’ll have to hold your replacement options for an additional 12 months before exercising them. For any of your current options that have a remaining vesting period of 12 months or less, the vesting period resets, and you’ll have to hold your replacement options for 12 months before exercising them. For any of your current options that have a remaining vesting period of more than 12 months, there is no additional waiting period. Vesting

Company Confidential Option Exchange Program Next Steps 6 You must opt - in to the Stock Option Exchange Program between June 17 and July 16, 2021. You have the flexibility to exchange some or all your options on an award by award basis, but no partial exchange of options from the same award. If you decide to exchange some or all your options, you must complete the following actions on or before 5:00 p.m. EDT on Friday, July 16, 2021. Properly complete and submit your election form after reading all of the offering materials Indicate “Yes” or “No” in the election column E - mail your completed Exchange Election Form to: Entasis_Option_Exchange@entasistx.com

Company Confidential Option Exchange Program – Q & a 7 Question Answer Is there any penalty if I choose not to participate? No, this is a completely voluntary program and there is no penalty if you do not choose to participate in the Stock Option Exchange Program. I am fully vested in my existing options. Does this mean I’m vested in the replacement options? No, you’ll have to hold your replacement options for an additional 12 months before exercising them. ( i.e., the new stock options cliff vest 12 months after the date of exchange ) I am partially vested in my existing options. What does this mean for me? For any of your current options that have a remaining vesting period of 12 months or less, the vesting period resets, and you’ll have to hold your replacement options for 12 months before exercising them. For any of your current options that have a remaining vesting period of more than 12 months, there is no additional waiting period. I was granted stock options at several different dates. Do they have the same exchange ratio and remaining vesting period? Not necessarily as different grants may or may not have the same exchange ratio. To find out the exchange ratios please refer to your election form. To find out vesting periods for your current stock option grants, log on to E*TRADE.

Company Confidential Option Exchange Program – Q & a 8 Question Answer Is there a tax consequence for opting into the Stock Option Exchange Program? No, there is no tax implication until the options are exercised. Is there any cost associated with opting into this program? No, there is no cost associated with opting into this program. Is this a one - time offer or will I have another chance to exchange my options? As of now, this is a one - time offer to exchange your options. How many days do I have to decide? You have 20 business days to decide. The election period will run from June 17 – July 16, 2021. Who should I contact if I have more questions? If you have more questions, please reach out to Betzy Keiley, Sara Castello or Colleen Tucker.